EXHIBIT NO. 15.3

Consent of Independent Registered Chartered Accountants

We consent to the incorporation by reference in Registration Statement 333-148866on Form S-8 and in Registration Statement 333-142684 on Form F-3 of our reports dated March 29, 2007 (except for notes 13 and 20 which are as of June 15, 2007) relating to the consolidated financial statements of Zi Corporation as at December 31, 2006 and 2005 and for each of the years then ended (which audit report expresses an unqualified opinion on the consolidated financial statements and includes a separate paragraph on our consideration of internal control over financial reporting and includes a separate report titled Comments by Independent Registered Chartered Accountants on Canada-United States of America Reporting Difference relating to substantial doubt on the Company s ability to continue as a going concern), appearing in the Annual Report on Form 20-F of Zi Corporation for the year ended December 31, 2007.

/s/ Deloitte & Touche LLP

Independent Registered Chartered Accountants
Calgary, Canada
March 27, 2008